[EXECUTION COPY]

GENERAL RELEASE

This General Release Agreement (the “Agreement”) is made by and between Loral Space & Communications Inc. (“Loral” or the “Company”), and Michael B. Targoff (“Employee”).

In consideration of the terms and conditions contained herein, the parties agree as follows:

1. The Company and Employee entered into an Employment Agreement, dated as of March 28, 2006, amended and restated as of December 17, 2008, and further amended by the First Amendment thereto dated as of July 19, 2011 and the Second Amendment thereto dated as of January 17, 2012 (as so amended, the “Employment Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Employment Agreement.

Pursuant to the Employment Agreement, the Company agreed to provide Employee with certain severance payments and/or benefits in the event that Employee’s employment is terminated under Section 7 of the Employment Agreement, subject to Employee’s valid execution of a general release of claims.

2. Employee’s last day of employment with the Company (including his position as Chief Executive Officer and President and his position as an officer of certain of the Company’s subsidiaries and affiliates) was December 14, 2012. Notwithstanding Section 7(g) of the Employment Agreement, Employee shall not be deemed to have resigned his positions on the Board of Directors of the Company and its subsidiaries and shall continue in such positions.

Employee will be entitled to receive the following benefits in connection with the termination of his employment as provided by the Employment Agreement (“Severance Benefits”):

(a) The Company will pay Employee a lump sum, at the earliest time permitted in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, a termination payment in an amount equal to $5,606,704.00, less required withholdings.

(b) Employee shall be entitled to continued participation in the Company’s medical, prescription, dental and vision insurance coverage following Employee’s termination through one of the following alternatives: (i) participation in the Loral Retiree Medical Plan if Employee elects retirement; (ii) COBRA continuation coverage as set forth in his Employment Agreement; or (iii) as part of benefits provided to members of the Board of Directors of the Company.

(c) Employee’s group life and disability insurance shall cease on his termination date. In lieu of continuation of Employee’s executive life insurance benefits, the Company shall pay to Employee, at the earliest time permitted in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, $35,790.00, representing the sum of (x) the annual premium payment of $3,440.00 due on each of January 18, 2013 and January 18, 2014 with respect to Employee’s U.S. Life policy (#WH00300837—Initial Insured Amount $1,000,000); (y) the annual premium payment of $14,420.00 due on October 26, 2013 with respect to Employee’s Transamerica policy (#41672976—Initial Insured Amount $5,000,000); and (z) the annual premium payment of $7,245.00 due on each of December 28, 2012 and December 28, 2013 with respect to Employee’s Transamerica policy (#41731827—Initial Insured Amount $2.500,000). Employee shall be responsible for payment of all applicable payroll taxes with respect to premium reimbursements paid to him by the Company. Employee may elect to continue his executive life insurance benefits at his own expense, and, to the extent necessary or desirable, the Company will cooperate with and assist Employee in transferring any applicable policy or policies to Employee’s name and changing the address to which statements are mailed.

Payment of the Severance Benefits set forth in Section 2(a), 2(b) and 2(c) above is contingent upon the effectiveness of this Agreement.

Employee acknowledges and confirms that he has been paid and has received $1,675,991.00 as his full Annual Bonus payment for fiscal 2012 and that he is not entitled to any further payments related to his 2012 Annual Bonus, referenced as part of his Enhanced Accrued Benefits pursuant to Section 7(c) of the Employment Agreement or otherwise.

Employee acknowledges and confirms that he does not have any accrued vacation time and is not entitled to any accrued vacation pay.

Employee acknowledges and confirms that he has been paid and has received $1,009,733.83 plus applicable interest in full payment and satisfaction of his Deferred Compensation Account under and in accordance with the terms of the Amended and Restated Non-Qualified Stock Option Agreement dated November 10, 2008 (the “Option Agreement”) under the Loral Space & Communications Inc. 2005 Stock Incentive Plan (as amended and restated as of November 7, 2008, the “Incentive Plan”).

3. In exchange for and in consideration of the Severance Benefits, Employee on behalf of Employee and his agents, representatives, administrators, receivers, trustees, estates, heirs, devisees, assignees, legal representatives and attorneys, past or present, waives and releases any and all potential claims, including but not limited to claims for any compensation, benefits or stock options, known or unknown, he has against the Company and its related corporations and subsidiaries, and all predecessors and successors thereof (the “Released Entities”), and their current and former officers, directors, employees, agents, attorneys, insurers, administrators, and fiduciaries (collectively and together with the Released Entities, the “Released Parties”), relating to or arising out of his employment with the Company and his termination from the Company, except as otherwise specifically provided in this Agreement. For purposes of any claims described above relating to the Company, in addition to the persons listed above, “Released Parties” shall also include shareholders (and affiliates of shareholders), and owners (direct or indirect) and any other persons acting by, through or under any of the persons or entities listed herein. This waiver and release applies to all claims relating to Employee’s employment, including, but not limited to, claims arising under any state law, any federal law, any contract, tort or statutory claims, claims arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990 and the Fair Labor Standards Act. In addition, Employee waives any right to initiate or otherwise voluntarily participate in any shareholders’ derivative action with respect to the Company and its majority-owned subsidiaries by reason of any act or omission prior to the date of execution of this Agreement, including, without limitation, being a named plaintiff in or causing to be filed on Employee’s behalf or as a class action any such derivative action; provided, however, Employee may file a claim and receive a share of any proceeds as a member of a class in any shareholders’ derivative class action initiated by any other person.

4. Employee agrees that, except as enumerated in Sections 4, 5 and 6 hereof, he is not entitled to any compensation or benefits that are due and owing to him by the Company. Employee does not waive or release any rights Employee may have to indemnification or directors and officers liability insurance coverage, including, but not limited to, any rights under his Indemnification Agreement dated November 21, 2005 between the Company and Employee, as may be amended from time to time.

5. Employee does not waive or release any rights Employee may have with respect to:

(i) payment of the Severance Benefits;

(ii) his 175,000 vested restricted stock units (the “RSUs”) granted under a Restricted Stock Agreement dated as of March 5, 2010 (the “RSU Agreement”), which RSUs shall be settled at the earliest time permitted in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, in accordance with and subject to all terms and conditions of the RSU Agreement and the Option Plan, all of which remain in full force and effect;

(iii) accrued and vested benefits under any retirement plan or deferred compensation account or plan;

(iv) benefits to which Employee is entitled to under ERISA; and

(v) accrued and unpaid business expense reimbursements in accordance with the Company’s policy.

6. This waiver and release does not apply to any claim that Employee may have for governmental unemployment benefits or workers’ compensation benefits. This waiver and release does not apply to any claims not covered herein that arise after the date of execution of this Agreement.

7. (a) Employee acknowledges that he has been advised to consult an attorney before he signs this Agreement. Employee has 21 days within which to decide whether he will sign this Agreement, although Employee may sign the Agreement before the 21 days expire. Following his signature of the Agreement, Employee has seven days to revoke his signature. Any revocation must be in writing and personally delivered to Avi Katz before expiration of the seventh day after Employee’s signature of the Agreement. Under any such valid revocation, Employee shall not be entitled to any Severance Benefits under the Employment Agreement. This Agreement becomes effective on the eighth (8th) calendar day after it is executed by both parties.

(b) In the event of an employment termination program offered to a group or class of employees (as determined under the Age Discrimination in Employment Act of 1967), Section 7(a) above shall be applied by substituting “21 days” with “45 days”. Further, in any such case, the Company has given Employee its most current information (Exhibit A) concerning the reduction-in-force employment termination program with respect to certain employees at the Company’s corporate headquarters in New York, New York.

8. This Agreement, the Employment Agreement, the RSU Agreement and the Incentive Plan is the total agreement of the parties with respect to the matters covered herein and replaces any prior negotiations or agreements between the parties whether oral or written. If any term, condition or section of this Agreement, except for paragraph 5, is determined to be invalid or unenforceable, and such provision cannot be modified to be enforceable to any extent or any application, such invalidity and unenforceability shall not affect the remaining terms, conditions or sections hereof, which shall continue in full force and effect.

9. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Employee hereby irrevocably submits himself to the exclusive jurisdiction of the courts of the State of New York and any federal courts located therein, for the purpose of any suit, action or other proceeding arising out of, or relating to, this Agreement or the subject matter hereof, and hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that he is not personally subject to the jurisdiction of the above-named courts for any reason whatsoever, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. In addition, Employee hereby irrevocably waives and agrees not to assert any right to trial by jury with regard to any suit, action or other proceeding arising out of, or relating to, this Agreement or the subject matter of this Agreement.

10. Employee acknowledges that he has carefully read this Agreement and has had the opportunity to discuss this Agreement with counsel, and that he understands this Agreement and signs it voluntarily.

11. Employee agrees that neither this Agreement nor the furnishing of consideration for the general release set forth in this Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind. Employee further acknowledges and agrees that the consideration provided for herein is adequate consideration for Employee’s obligations under this Agreement.

12. Employee represents and warrants that he has not assigned or subrogated any of his rights, claims and causes of action referred to in this Agreement, or authorized any other person or entity to assert such claim or claims on his behalf.

13. This Agreement is binding on Employee and the Company and their respective successors and assigns. No rights or obligations of Employee hereunder may be assigned by Employee to any other person or entity, except by will or the laws of descent or distribution.

Dated: December 14, 2012	Loral Space & Communications Inc. By: /s/ Avi Katz Avi Katz Senior Vice President, General Counsel and Secretary
Dated: December 14, 2012	/s/ Michael B. Targoff Michael B. Targoff